As filed with the Securities and Exchange Commission on February 6, 2009
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PINNACLE WEST CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Arizona	86-0512431
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
400 North Fifth Street, PO Box 53999
Phoenix, Arizona 85072-3999
(Address of Principal Executive Offices) (Zip Code)

THE PINNACLE WEST CAPITAL CORPORATION SAVINGS PLAN
(Full title of the plan)

Matthew P. Feeney
SNELL & WILMER L.L.P.
One Arizona Center
Phoenix, Arizona 85004-2202
(Name and address of agent for service)
(602) 382-6239
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

			Proposed
Title of securities		Proposed	maximum	Amount of
to be	Amount to be	maximum offering	aggregate offering	registration
registered(1)	registered	price per share(3)	price(3)	fee
Common Stock	2,000,000 shares	$33.66	$67,320,000	$2,646
Preferred Share	2,000,000 rights	—	—	(4)
Purchase Rights (2)

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Prior to the occurrence of certain events, the preferred share purchase rights are attached to and will trade with the common stock. The value attributable to the preferred share purchase rights, if any, is reflected in the market price of the common stock.

(3)	Estimated solely for the purposes of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, on the basis of the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on February 2, 2009.

(4)	Since no separate consideration is paid for the preferred share purchase rights, the registration fee for such securities is included in the fee for the common stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to each employee who is eligible to participate in the Pinnacle West Capital Corporation Savings Plan, as required by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents have been filed by Pinnacle West Capital Corporation (“Pinnacle West”) or by the Pinnacle West Capital Corporation Savings Plan (the “Plan”) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are incorporated herein by reference, excluding in each case, information deemed furnished and not filed:
1.	Pinnacle West’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (except for Items 1, 6, 7, 8 and 15, which have been updated in the Current Report on Form 8-K dated November 25, 2008).

2.	The Pinnacle West Capital Corporation Savings Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2007.

3.	Pinnacle West’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008, and September 30, 2008.

4.	Pinnacle West’s Current Reports on Form 8-K filed January 28, 2008, January 30, 2008, February 4, 2008, February 14, 2008, February 25, 2008, March 24, 2008, April 29, 2008, May 7, 2008, June 2, 2008, June 9, 2008, June 24, 2008, July 25, 2008, July 30, 2008, November 4, 2008, November 7, 2008, November 13, 2008, November 24, 2008, November 25, 2008, December 19, 2008, December 22, 2008, December 22, 2008, and January 26, 2009.

5.	The description of (a) Pinnacle West’s common stock included in its registration statement on Form 8-B, File No. 1-8962, as filed on July 25, 1985, and any amendment or report that it has filed (or will file after the date of this registration statement and prior to the termination of this offering) for the purpose of updating such description, including its Current Report on Form 8-K filed with the SEC on November 24, 2008 and (b) Pinnacle West’s preferred share purchase rights included in its registration statement on Form 8-A, File No. 1-8962, as filed on March 31, 1989 and any amendment or report that Pinnacle West has filed (or will file after the date of this registration statement and prior to the termination of this offering) for the purpose of updating such description, including a Form 8-A Amendment No. 1 filed on April 19, 1999, and a Form 8-A Amendment No. 2 filed on June 28, 2002.
     All documents subsequently filed by Pinnacle West or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents, excluding in each case, information deemed furnished and not filed. Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Arizona Business Corporation Act (the “ABCA”) permits extensive indemnification of present and former directors, officers, employees or agents of an Arizona corporation, whether or not authority for such indemnification is contained in the indemnifying corporation’s articles of incorporation or bylaws. Specific authority for indemnification of present and former directors and officers to the fullest extent permitted by applicable law is contained in Article VII of Pinnacle West’s Bylaws. Such indemnification is mandatory.
     Under the ABCA, in order for a corporation to indemnify a director or officer, a majority of the corporation’s disinterested directors, special legal counsel, or the shareholders must find that the conduct of the individual to be indemnified was in good faith and that the individual reasonably believed that the conduct was in the corporation’s best interests (in the case of conduct in an “official capacity” with the corporation) or that the conduct was at least not opposed to the corporation’s best interests (in all other cases). In the case of any criminal proceeding, the finding must be to the effect that the individual had no reasonable cause to believe the conduct was unlawful. Indemnification is permitted with respect to expenses, judgments, fines and amounts paid in settlement by such individuals, except that, in the case of a proceeding by or in the right of the corporation, indemnification is limited to reasonable expenses incurred in connection with the proceeding. However, a corporation cannot indemnify a director in the cases noted in clause (ii) of the second sentence of the following paragraph. Broader indemnification is allowed, with certain limitations, for a director as provided in a corporation’s articles of incorporation, and for an officer who is not also a director or where the basis on which the officer was made a party to the proceeding is an act or omission solely as an officer, as provided in the articles of incorporation, bylaws, a resolution of the board of directors or a contract.
     Indemnification under the ABCA is permissive, except in the event of a successful defense, in which case a director or officer must be indemnified against reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding unless such indemnification is limited by the articles of incorporation. In addition, the ABCA requires Arizona corporations to indemnify any “outside director” (a director who is not an officer, employee or holder of more than five percent of any class of the corporation’s stock or the stock of any affiliate of the corporation) against liability unless (i) the corporation’s articles of incorporation limit such indemnification, (ii) the director is adjudged liable in a proceeding by or in the right of the corporation or in any other proceeding charging improper financial benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director, or (iii) a court determines, before payment to the outside director, that the director failed to meet the standards of conduct described in the preceding paragraph. With certain limitations, a court may also order that an individual be indemnified if the court finds that the individual is fairly and reasonably entitled to indemnification in light of all of the relevant circumstances, whether or not the individual has met the standards of conduct in this and the preceding paragraph or was adjudged liable as described above.
     In addition, we have, from time to time, entered into and/or may enter into agreements to indemnify certain of our directors and officers to the fullest extent allowed by law, subject to certain exceptions. To the extent the Board or shareholders may in the future wish to limit or repeal our ability to provide indemnification to our officers and directors, such repeal or limitation may not be effective as to directors or officers who are parties to any indemnification agreements because their rights to full protection would be contractually assured by such agreements.
     In Arizona, a corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against liability asserted against or incurred by the individual arising from the individual’s status as a director or officer. We maintain insurance on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on our part out of the foregoing indemnification provisions, subject to certain exclusions and to the policy limits.
     For information regarding our undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 9 below.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

23.1	Consent of Deloitte & Touche LLP

24.1	Powers of Attorney (contained within the signature page hereto)

24.2	Resolutions of the Board of Directors re the Powers of Attorney
     In addition to those Exhibits shown above, Pinnacle West hereby incorporates the following Exhibits pursuant to Rule 411 of Regulation C promulgated under the Securities Act by reference to the filings set forth below:

Exhibit		Previously Filed as	File	Date
No.	Description	Exhibit	No.[1]	Filed
4.1	Articles of Incorporation, restated as of May 21, 2008	Exhibit 3.1 to Pinnacle West/APS Quarterly Report on Form 10-Q for the quarter ended June 30, 2008	1-8962	8/07/08

4.2	Pinnacle West Capital Corporation Bylaws, amended as of May 23, 2007	Exhibit 4.2 to Pinnacle West/APS Current Report on Form 8-K dated May 25, 2007	1-8962	5/25/07

4.3	Pinnacle West Capital Corporation Bylaw Amendment, effective December 17, 2008	Exhibit 3.1 to Pinnacle West/APS Current Report on Form 8-K dated December 22, 2008	1-8962	12/22/08

4.4	Pinnacle West Capital Corporation Bylaw Amendment, effective January 21, 2009	Exhibit 3.1 to Pinnacle West/APS Current Report on Form 8-K dated January 26, 2009	1-8962	1/26/09

4.5	Amended and Restated Rights Agreement, dated as of March 26, 1999, between Pinnacle West and BankBoston, N.A., as Rights Agent, including (i) as Exhibit A thereto the form of Amended Certificate of Designation of Series A Participating Preferred Stock of Pinnacle West, (ii) as Exhibit B thereto the Form of Rights Certificate and (iii) as Exhibit C thereto the Summary of Right to Purchase Preferred Shares	Exhibit 4.1 to Pinnacle West Current Report on Form 8-K dated April 16, 1999	1-8962	4/19/99

4.6	Amendment to Rights Agreement effective as of January 1, 2002	Exhibit 4.1 to Pinnacle West Quarterly Report on Form 10-Q for the quarter ended March 31, 2002	1-8962	5/15/02

4.7	Specimen Certificate of Pinnacle West common stock, no par value	Exhibit 4.12 to Pinnacle West Current Report on Form 8-K dated April 29, 2005	1-8962	5/02/05

[1]	Reports filed under File No. 1-8962 were filed in the office of the SEC located in Washington, D.C.

     The registrant will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on February 6, 2009.

PINNACLE WEST CAPITAL CORPORATION
By:	/s/ William J. Post
William J. Post Chairman of the Board of Directors and
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes James R. Hatfield, Chris N. Froggatt and Nancy C. Loftin, and each of them, as attorneys-in-fact, to sign his or her name on his or her behalf, individually and in each capacity designated below, to file any amendments, including post-effective amendments, to this registration statement.

SIGNATURE	TITLE	DATE

/s/ William J. Post (William J. Post, Chairman of the	Principal Executive Officer and Director	February 6, 2009
Board of Directors and Chief Executive Officer)

/s/ James R. Hatfield

(James R. Hatfield, Senior Vice President and Chief Financial Officer)	Principal Financial Officer	February 6, 2009

/s/ Barbara M. Gomez

(Barbara M. Gomez, Vice President, Controller and Chief Accounting Officer)	Principal Accounting Officer	February 6, 2009

/s/ Edward N. Basha, Jr.

(Edward N. Basha, Jr.)	Director	February 6, 2009

II-1

SIGNATURE	TITLE	DATE

/s/ Donald E. Brandt

(Donald E. Brandt)	Director	February 6, 2009

/s/ Susan Clark-Johnson

(Susan Clark-Johnson)	Director	February 6, 2009

/s/ Michael L. Gallagher

(Michael L. Gallagher)	Director	February 6, 2009

/s/ Pamela Grant

(Pamela Grant)	Director	February 6, 2009

/s/ Roy A. Herberger, Jr.

(Roy A. Herberger, Jr.)	Director	February 6, 2009

/s/ William S. Jamieson

(William S. Jamieson)	Director	February 6, 2009

/s/ Humberto S. Lopez

(Humberto S. Lopez)	Director	February 6, 2009

/s/ Kathryn L. Munro

(Kathryn L. Munro)	Director	February 6, 2009

/s/ Bruce J. Nordstrom

(Bruce J. Nordstrom)	Director	February 6, 2009

/s/ W. Douglas Parker

(W. Douglas Parker)	Director	February 6, 2009

/s/ William L. Stewart

(William L. Stewart)	Director	February 6, 2009

II-2

     THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on February 6, 2009.

THE PINNACLE WEST CAPITAL
CORPORATION SAVINGS PLAN

By:	Administrative Committee

By:	/s/ Lori S. Sundberg

Lori S. Sundberg
Chairman of the Administrative Committee

INDEX TO EXHIBITS

Exhibit No.	Description

23.1	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney (contained within the signature page hereto)

24.2	Resolutions of the Board of Directors re the Powers of Attorney